                                                                    Exhibit 23.1




                        Consent of Independent Auditors'

The Board of Directors
The Bon-Ton Stores, Inc:

We consent to the incorporation by reference in the registration statements (Nos. 33-43105, 333-36725, and 333-65120) on Form S-8 of The Bon-Ton Stores,
Inc. of our report dated June 26, 2002, with respect to the statement of net assets available for plan benefits of The Bon-Ton Stores, Inc. Profit Sharing/Retirement Savings Plan as of December 31, 2001, and the related statement of changes in net assets available for plan benefits for the year then ended, and related schedule, which report appears in the December 31, 2001 annual report on Form 11-K of The Bon-Ton Stores, Inc. Profit Sharing/Retirement Savings Plan.


                                                     /s/ KPMG LLP


Lancaster, Pennsylvania
June 26, 2002